Evergreen Stock Selector Fund Annual Report as of September 30, 2002

table of contents
1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
14	SCHEDULE OF INVESTMENTS
21	STATEMENT OF ASSETS AND LIABILITIES
22	STATEMENT OF OPERATIONS
23	STATEMENTS OF CHANGES IN NET ASSETS
25	NOTES TO FINANCIAL STATEMENTS
31	INDEPENDENT AUDITORS’ REPORT
32	ADDITIONAL INFORMATION

This annual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

November 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholder,

We are pleased to provide the

annual report for the Evergreen Stock Selector Fund, which covers the 12-month period ended September 30, 2002.

Market analysis

The past 12-month period has arguably been one of the most difficult periods in the history of the equity markets. Investors have been confronted with terrorism, a slowing economy, weak earnings, accounting scandals, and the possibility of war with Iraq. In attempting to deal with each of these obstacles, the equity markets have alternately plunged and surged.

The first challenge for equity investors over the past year was the aftermath of September 11. After a significant sell-off, the equity markets soared in the fourth quarter of 2001. Low rates, mild inflation and purchase incentives propelled consumption higher, while signs of an economic rebound improved investor confidence. Solid gains, though, were quickly put into question as Enron’s financial irregularities emerged. At first, it appeared the accounting problems at Enron and its auditor, Arthur Andersen, would just be an isolated incident. But as details surfaced, and other instances of corporate misdeeds arose, investors were soon glued to their televisions watching Congressional hearings. Investor confidence fell, and the markets lost momentum.

Signs of economic strength, however, were very evident in early 2002. Improved activity was seen in manufacturing, and retail sales continued to surprise on the upside. In addition, the U.S. appeared to have attained initial success in the war against terror, as the Taliban was ousted from control in Afghanistan. All of these positives were soon lost on investors as the second quarter witnessed a stark slowdown in economic growth and the accounting scandals widened with WorldCom’s announcement of more than $3 billion in erroneous

LETTER TO SHAREHOLDERS continued

accounting. This proved to ultimately break the spirit of investors, who began to question the veracity of all management teams throughout corporate America. As a result, performance in July was exceptionally poor, as disappointing second quarter economic statistics were accompanied by little momentum in corporate earnings. In Washington, President Bush signed the Sarbanes-Oxley Act of 2002, which among other things, required corporate CEOs and CFOs to attest to the accuracy of their financial statements on a quarterly basis. We believe this will prove to be a monumental initial step in improving investor confidence going forward.

Fears of terrorism and escalating tensions with Iraq, however, soon overwhelmed corporate credibility as the major enemies of the equity markets. Drastically reduced earnings expectations compounded investors’ fears, and by the close of the third quarter, each of the major market indexes lost more than 15% during the quarter.

We continue to project a moderate economic recovery, with gross domestic product (GDP) growth in the range of 3% through next year. Accompanying this level of growth could be continued low inflation and a Federal Reserve Board that could remain accommodating into early 2003. Moreover, this pace of recovery will likely provide investors with a return to more “normal” levels of profitability for U.S. corporations. We believe operating earnings for companies in the Standard & Poor’s 500 Index should increase in the range of 7% into next year, representing a return to historical trend rates of growth. These earnings per share (EPS) gains should be led by moderate improvement in demand, major cost cutting programs during the recession, and solid levels of productivity growth. The integrity of earnings should also be much improved.

Given this scenario, we encourage investors to remain fully diversified according to investment styles and asset classes. Proper asset allocation has proven over time to be the most successful strategy in order to participate in gains while minimizing risk. These times are challenging, and we believe the best way to position portfolios is to maintain their long-term investment strategies, paying particular attention to the investor’s time horizon. As the

LETTER TO SHAREHOLDERS continued

financial markets become more comfortable with the fundamentals of the moderate recovery, and geopolitical risks begin to subside, we believe disciplined, long-term investors will potentially be rewarded for their patience.

Diversification remains important

An environment like the past 12 months offers many reasons for building and maintaining a diversified portfolio, rather than trying to make investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) could be an appropriate tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

* A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

FUND AT A GLANCE

as of September 30, 2002

“Looking ahead, we believe low interest rates and a stabilizing economic picture will bode well for corporate America and the equity market.”

MANAGEMENT TEAM

William E. Zieff
Global Structured Products Team Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 2/28/1990
	Class A	Class B	Class C	Class I	Class IS
Class Inception Date	2/28/1990	11/7/1997	6/30/1999	2/21/1995	6/30/2000

Average Annual Returns*

1 year with sales charge	-24.86%	-24.77%	-22.37%	N/A	N/A

1 year w/o sales charge	-20.25%	-20.81%	-20.78%	-20.05%	-20.25%

5 year	-6.18%	-7.59%	-5.53%	-4.85%	-5.07%

10 year	6.43%	5.74%	6.81%	7.24%	7.06%

Maximum Sales Charge	5.75%	5.00%	2.00%	N/A	N/A
	Front End	CDSC	CDSC

12-month income dividends per share	$0.07	N/A	N/A	$0.10	$0.07

*Adjusted for maximum applicable sales charge, unless noted.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Classes B, C, I and IS prior to their inception is based on the performance of Class A, the original class offered. The historical returns for Classes B, C and I have not been adjusted to reflect the effect of each class’ 12b-1 fee. These fees are 0.25% for Classes A and IS and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Classes B and C would have been lower while returns for Class I would have been higher. The advisor is currently waiving a portion of its advisory fee. Had the fee not been waived, returns would have been lower.

2 Source: 2002 Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 9/30/2002.

The equity Style Box placement is based on a fund’s price-to-earnings and price-to-book ratio relative to the S&P 500, as well as the size of the companies in which it invests, or median market capitalization.

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen Stock Selector Fund Class A shares,1 versus a similar investment in the Standard & Poor’s 500 Index (S&P 500) and the Consumer Price Index (CPI).

The S&P 500 is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994. Class I and IS shares are only available to institutional shareholders with a minimum $1 million investment.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Smaller capitalization stock investing may offer the potential for greater long-term results; however, it is also generally associated with greater price volatility due to the higher risk of failure.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

All data is as of September 30, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class A shares had a total return of -20.25% for the 12-month period ended September 30, 2002, excluding any applicable sales charges. During the same period, the Standard & Poor’s 500 Index (S&P 500) returned -20.49%, and the median return of funds in Lipper’s large cap core category was -20.53%. Lipper Inc. is an independent monitor of mutual fund performance.

What was the investment environment like during the period?

The U.S. equity market experienced extreme volatility throughout the past 12 months. During the first quarter of the period, the equity market posted strong results after its significant fall following the September 11 attacks. However, the rally was not sustained as investor concerns about questionable accounting practices spread to a large number of companies. In this environment, investors responded quickly to even hints of negative news. Later in the period, the prospect of war with Iraq caused investors to extend their aversion to risk, particularly to equities. Quarterly earnings reports for the period ended June 30 were generally disappointing relative to expectations, which naturally added to investor fears. In addition, headlines revealed a lack of integrity in the research published by several large brokerage firms, as well as potentially illegal preferential treatment to selected investment banking customers. This added to the air of investor mistrust, which has in large measure defined the investment environment since the Enron debacle. By the end of the third quarter of 2002, the S&P 500 finished with the worst quarterly return since the fourth quarter of 1987.

PORTFOLIO CHARACTERISTICS
(as of 9/30/2002)

Total Net Assets	$853,050,570

Number of Holdings	155

Beta	0.96

R-squared	0.95

P/E Ratio	16.7x

What were your principal strategies during the period, and how did they affect performance?

We adhered to our long-term discipline, and maintained a portfolio that was broadly diversified. Sector weightings were consistent with the overall market, although we did modestly underweight some sectors and industries. As a general rule, we do not want performance to be overly affected by any single industry or company decision. In addition, while our strategy has always been to keep sector and style bets to a minimum, it has been even more important in this volatile environment. We do not want to incur any unnecessary losses due to sector bets, particularly in an environment punctuated with dramatic industry swings and rotation. Instead, we focused on adding the most value through stock selection.

In line with our strategy of keeping sector and industry bets to a minimum, the contribution from sector allocation was relatively small during the one-year period. The largest positive contribution was 13 basis points from an overweighting in consumer staples, which returned -10.7% for the period (outperforming the market by roughly 10%). The largest negative contribution from sector allocation came from a slight underweighting in consumer cyclicals. The sector dramatically outperformed the S&P 500 during the period and returned -1.9%.

PORTFOLIO MANAGER INTERVIEW continued

Over the 12 months, stock selection was responsible for the majority of the fund’s outperformance versus the S&P 500. Stock selection within the energy and consumer discretionary sectors contributed most to performance during the period. Within consumer discretionary, overweighted positions in restaurant companies Darden Restaurants and Yum! Brands added most as the stocks rose 42.9% and 45.4%, respectively. Outperformance in the energy sector can be attributed primarily to overweighted positions in Apache Corp. (+58.0%) and Occidental Petroleum (+22.3%).

Although overall stock selection was positive, there were some stock selection decisions that detracted from performance. Overweightings in long distance phone company Sprint Corp. and electric utility Xcel Energy detracted most as the stocks returned -60.5% and -65.0%, respectively.

TOP 5 SECTORS
(as a percentage of 9/30/2002 net assets)

Financials	20.0%

Health Care	15.9%

Consumer Discretionary	14.2%

Information Technology	13.0%

Consumer Staples	10.6%

How would you describe the investment process for the fund?

A team of senior investment professionals pursues a disciplined investment process. Our strategy is to have a portfolio that combines both value and growth characteristics and is well diversified, with investments across the full range of industries and sectors. We intend to invest in stocks with a range of market capitalization, generally reflective of the S&P 500 and market.

We actively manage the portfolio. While we will overweight industries and sectors modestly, we seek to balance the risks to which the portfolio is exposed. We use a quantitative process as a primary tool in evaluating stocks, looking at factors such as valuation from balance sheets and income statements, earnings outlook, and momentum. Our portfolio construction process evaluates a range of factors and risks that potentially could influence the fund’s returns.

The team of investment professionals makes all judgments for the fund, making qualitative judgments to review stock rankings and to make buy and sell decisions. While quantitative tools are used, they are not substituted for the judgments of the professional team.

TOP 10 HOLDINGS
(as a percentage of 9/30/2002 net assets)

Microsoft Corp.	3.0%

Johnson & Johnson Co.	2.9%

General Electric Co.	2.7%

Citigroup, Inc.	2.6%

Wal-Mart Stores, Inc.	2.4%

Pfizer, Inc.	2.4%

Bank of America Corp.	2.2%

Procter & Gamble Co.	2.1%

Merck & Co., Inc.	1.9%

Exxon Mobil Corp.	1.8%

What is your outlook for the equity market over the next year?

The equity market has faced many challenges throughout the past year, and undoubtedly it will take time before investor confidence is restored. Capital expenditures and earnings growth in the industrial sector may build slower than many would like. Most corporations have been forced to cut costs in order to generate cash flow and strengthen

PORTFOLIO MANAGER INTERVIEW continued

balance sheets. At the same time, with the equity market drop, most extreme valuations have been eliminated. Looking ahead, we believe low interest rates and a stabilizing economic picture will bode well for corporate America and the equity market. While valuations are likely close to fair value, helping to decrease the probability of future declines in the near term, the dramatic fall does not put stocks at bargain prices, and market volatility is likely to continue. Nonetheless, our expectation is for equities to deliver normal, real returns (inflation adjusted) on an annualized basis over the next five to 10 years.

Going forward, we expect accounting standards to be more stringent and corporate management to be more accountable for financial reporting. Over time, this, combined with increased public awareness, will help reduce investor fears and attract cash that has been sitting on the sidelines back into the equity market. Beyond reporting integrity, however, investors also will need to see bona fide improvement in earnings as evidence that a sustainable return to growth is underway before they reenter the equity market and help propel it forward.

Given this backdrop, we believe stocks of companies with good valuation, leading franchises in their industries, and stronger than average (though realistic) long-term growth prospects and cash flow generation, will perform best. We expect larger than normal industry volatility, though trying to precisely catch peaks and troughs with large bets can carry significant risk. In this environment, we believe modestly overweighted positions in the stable growth consumer sectors, as well as selected industrials, position the portfolio to potentially perform well in the coming period.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,					Year Ended June 30, 1998
	2002[1]	2001[1]	2000	1999	1998[2,3]
CLASS A
Net asset value, beginning of period	$12.23	$17.69	$20.06	$18.34	$22.43	$21.13
Income from investment operations
Net investment income (loss)	0.07	0.04	-0.01	-0.02	0	-0.02
Net realized and unrealized gains or losses on securities and futures contracts	-2.53	-4.81	2.47	5.86	-4.09	4.24
Total from investment operations	-2.46	-4.77	2.46	5.84	-4.09	4.22

Distributions to shareholders from
Net investment income	-0.07	-0.04	0	-0.01	0	0
Net realized gains	0	-0.65	-4.83	-4.11	0	-2.92
Total distributions to shareholders	-0.07	-0.69	-4.83	-4.12	0	-2.92

Net asset value, end of period	$9.70	$12.23	$17.69	$20.06	$18.34	$22.43
Total return[4]	-20.25%	-27.82%	12.31%	35.15%	-18.23%	21.54%
Ratios and supplemental data
Net assets, end of period (thousands)	$35,214	$15,410	$22,908	$20,930	$15,910	$20,509
Ratios to average net assets
Expenses[5]	1.00%	0.96%	1.08%	1.10%	1.18%[6]	1.25%
Net investment income (loss)	0.60%	0.25%	-0.08%	-0.16%	-0.06%[6]	-0.10%
Portfolio turnover rate	67%	54%	67%	85%	28%	61%

1.  Net investment income (loss) per share is based on average shares outstanding during the period.

2.  Effective the close of business July 28, 1998, the Fund acquired all the assets and certain liabilities of CoreFund Core Equity Fund through a tax-free exchange of shares. The operating results of CoreFund Core Equity Fund have been carried forward for periods prior to July 28, 1998.

3.  For the three months ended September 30, 1998. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 1998.

4.  Excluding applicable sales charges

5.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

6.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,					Year Ended June 30, 1998[4,5]
	2002[1]	2001[1]	2000	1999	1998[2,3]
CLASS B
Net asset value, beginning of period	$11.82	$17.21	$19.77	$18.23	$22.33	$22.76
Income from investment operations
Net investment loss	-0.01	-0.07	-0.13	-0.06	-0.03	-0.09
Net realized and unrealized gains or losses on securities and futures contracts	-2.45	-4.67	2.40	5.71	-4.07	2.90
Total from investment operations	-2.46	-4.74	2.27	5.65	-4.10	2.81

Distributions to shareholders from
Net realized gains	0	-0.65	-4.83	-4.11	0	-3.24

Net asset value, end of period	$9.36	$11.82	$17.21	$19.77	$18.23	$22.33
Total return[6]	-20.81%	-28.44%	11.42%	34.18%	-18.36%	14.38%
Ratios and supplemental data
Net assets, end of period (thousands)	$11,221	$2,017	$2,704	$2,376	$413	$349
Ratios to average net assets
Expenses[7]	1.76%	1.73%	1.84%	1.82%	1.94%[8]	2.00%
Net investment loss	-0.13%	-0.47%	-0.84%	-0.86%	-0.74%[8]	-0.85%
Portfolio turnover rate	67%	54%	67%	85%	28%	61%

1.  Net investment loss per share is based on average shares outstanding during the period.

2.  Effective the close of business July 28, 1998, the Fund acquired all the assets and certain liabilities of CoreFund Core Equity Fund through a tax-free exchange of shares. The operating results of CoreFund Core Equity Fund have been carried forward for periods prior to July 28, 1998.

3.  For the three months ended September 30, 1998. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 1998.

4.  Net realized gains per share adjusted to reflect a reverse stock split which occurred on June 24, 1998.

5.  For the period from November 7, 1997 (commencement of class operations), to June 30, 1998.

6.  Excluding applicable sales charges

7.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

8.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,
	2002[1]	2001[1]	2000	1999[2]
CLASS C
Net asset value, beginning of period	$12.03	$17.50	$20.02	$21.58
Income from investment operations
Net investment loss	-0.01	-0.08	-0.12	-0.01
Net realized and unrealized gains or losses on securities and futures contracts	-2.49	-4.74	2.43	-1.55
Total from investment operations	-2.50	-4.82	2.31	-1.56

Distributions to shareholders from
Net realized gains	0	-0.65	-4.83	0

Net asset value, end of period	$9.53	$12.03	$17.50	$20.02
Total return[3]	-20.78%	-28.42%	11.49%	-7.23%
Ratios and supplemental data
Net assets, end of period (thousands)	$504	$88	$409	$78
Ratios to average net assets
Expenses[4]	1.75%	1.72%	1.84%	1.87%[5]
Net investment loss	-0.11%	-0.54%	-0.82%	-0.78%[5]
Portfolio turnover rate	67%	54%	67%	85%

1.  Net investment loss per share is based on average shares outstanding during the period.

2.  For the period from June 30, 1999 (commencement of class operations), to September 30, 1999.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,					Year Ended June 30, 1998
	2002[1]	2001[1]	2000	1999	1998[2,3]
CLASS I4
Net asset value, beginning of period	$12.28	$17.78	$20.11	$18.35	$22.43	$21.11
Income from investment operations
Net investment income	0.10	0.08	0.03	0.02	0.01	0.04
Net realized and unrealized gains or losses on securities and futures contracts	-2.54	-4.85	2.48	5.87	-4.09	4.24
Total from investment operations	-2.44	-4.77	2.51	5.89	-4.08	4.28

Distributions to shareholders from
Net investment income	-0.10	-0.08	-0.01	-0.02	0	-0.04
Net realized gains	0	-0.65	-4.83	-4.11	0	-2.92
Total distributions to shareholders	-0.10	-0.73	-4.84	-4.13	0	-2.96

Net asset value, end of period	$9.74	$12.28	$17.78	$20.11	$18.35	$22.43
Total return	-20.05%	-27.72%	12.62%	35.49%	-18.19%	21.90%
Ratios and supplemental data
Net assets, end of period (thousands)	$805,341	$843,929	$1,062,608	$476,928	$424,992	$563,987
Ratios to average net assets
Expenses[5]	0.74%	0.73%	0.81%	0.85%	0.93%[6]	1.00%
Net investment income	0.83%	0.52%	0.24%	0.09%	0.19%[6]	0.15%
Portfolio turnover rate	67%	54%	67%	85%	28%	61%

1.  Net investment income per share is based on average shares outstanding during the period.

2.  Effective the close of business July 28, 1998, the Fund acquired all the assets and certain liabilities of CoreFund Core Equity Fund through a tax-free exchange of shares. The operating results of CoreFund Core Equity Fund have been carried forward for periods prior to July 28, 1998.

3.  For the three months ended September 30, 1998. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 1998.

4.  Effective at the close of business on May 11, 2001, Class\x11 Y shares were renamed as Institutional shares (Class I).

5.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

6.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,
	2002[1]	2001[1]	2000[2]
CLASS IS
Net asset value, beginning of period	$12.23	$17.69	$19.83
Income from investment operations
Net investment income	0.07	0.04	0.01
Net realized and unrealized gains or losses on securities and futures contracts	-2.53	-4.81	0.34
Total from investment operations	-2.46	-4.77	0.35

Distributions to shareholders from
Net investment income	-0.07	-0.04	0
Net realized gains	0	-0.65	-2.49
Total distributions to shareholders	-0.07	-0.69	-2.49

Net asset value, end of period	$9.70	$12.23	$17.69
Total return	-20.25%	-27.85%	1.56%
Ratios and supplemental data
Net assets, end of period (thousands)	$771	$967	$1,435
Ratios to average net assets
Expenses[3]	0.99%	0.98%	1.00%[4]
Net investment income	0.58%	0.27%	0.21%[4]
Portfolio turnover rate	67%	54%	67%

1.  Net investment income per share is based on average shares outstanding during the period.

2.  For the period from June 30, 2000 (commencement of class operations), to September 30, 2000.

3.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

4.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

September 30, 2002

	Shares	Value

COMMON STOCKS - 98.4%
CONSUMER DISCRETIONARY - 14.2%
Auto Components - 1.0%
Johnson Controls, Inc.	45,295	$ 3,479,562
Lear Corp. *	117,002	4,873,133
8,352,695
Automobiles - 0.6%
General Motors Corp.	122,852	4,778,943
Hotels, Restaurants & Leisure - 2.2%
Darden Restaurants, Inc.	252,450	6,119,388
Harrah’s Entertainment, Inc. *	156,157	7,528,329
Yum! Brands, Inc. *	186,274	5,161,652
18,809,369
Household Durables - 0.2%
Whirlpool Corp.	45,213	2,073,468
Media - 4.0%
AOL Time Warner, Inc. *	412,815	4,829,936
Comcast Cable Communications Corp., Class A *	219,043	4,569,237
Cox Communications, Inc., Class A *	113,998	2,803,211
Knight-Ridder, Inc.	57,444	3,240,416
McGraw-Hill Companies, Inc.	82,396	5,044,283
R.R. Donnelley & Sons Co.	217,548	5,114,553
Viacom, Inc., Class B *	203,100	8,235,705
33,837,341
Multi-line Retail - 3.6%
Federated Department Stores, Inc. *	49,255	1,450,067
Sears, Roebuck & Co.	124,982	4,874,298
Target Corp.	128,724	3,799,933
Wal-Mart Stores, Inc.	419,375	20,650,025
30,774,323
Specialty Retail - 2.6%
Blockbuster, Inc., Class A (p)	173,452	4,301,610
Home Depot, Inc.	262,709	6,856,705
Lowe’s Companies, Inc.	272,251	11,271,191
22,429,506
CONSUMER STAPLES - 10.6%
Beverages - 3.4%
Adolph Coors Co.	66,912	3,767,146
Anheuser-Busch Companies, Inc.	118,645	6,003,437
Coca Cola Enterprises, Inc.	308,419	6,550,819
Coca-Cola Co.	149,377	7,164,121
PepsiCo, Inc.	153,097	5,656,934
29,142,457
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

Food & Drug Retailing - 1.4%
Albertsons, Inc.	198,414	$ 4,793,682
Kroger Co. *	410,496	5,787,994
Winn-Dixie Stores, Inc. (p)	99,082	1,299,956
11,881,632
Food Products - 1.6%
ConAgra, Inc.	297,953	7,404,132
Kraft Foods, Inc., Class A	102,279	3,729,092
Sara Lee Corp.	157,537	2,881,352
14,014,576
Household Products - 3.3%
Clorox Co.	173,058	6,953,470
Kimberly-Clark Corp.	63,163	3,577,552
Procter & Gamble Co.	199,423	17,824,428
28,355,450
Tobacco - 0.9%
Philip Morris Companies, Inc.	190,986	7,410,257
ENERGY - 6.1%
Energy Equipment & Services - 0.3%
Transocean Sedco Forex, Inc.	130,963	2,724,030
Oil & Gas - 5.8%
Anadarko Petroleum Corp.	150,423	6,699,841
Burlington Resources, Inc.	146,785	5,630,673
Exxon Mobil Corp.	467,867	14,924,957
Kerr-McGee Corp.	122,205	5,308,585
Marathon Oil Corp.	276,249	6,265,327
Occidental Petroleum Corp.	358,189	10,165,404
48,994,787
FINANCIALS - 20.0%
Banks - 7.8%
Bank of America Corp.	289,873	18,493,897
Golden West Financial Corp.	98,629	6,132,751
Hibernia Corp., Class A	205,527	4,108,485
KeyCorp	215,120	5,371,546
National City Corp.	267,013	7,617,881
PNC Financial Services Group	70,109	2,956,497
SouthTrust Corp.	140,882	3,416,388
Sovereign Bancorp, Inc. (p)	365,920	4,720,368
Washington Mutual, Inc.	264,491	8,323,532
Wells Fargo & Co.	110,755	5,333,961
66,475,306
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

Diversified Financials - 7.5%
Bear Stearns Companies, Inc. (p)	90,181	$ 5,086,208
Capital One Financial Corp.	109,675	3,829,851
Citigroup, Inc.	748,618	22,196,524
Countrywide Credit Industries, Inc.	105,478	4,973,288
Fannie Mae	135,847	8,088,330
Freddie Mac	103,871	5,806,389
J.P. Morgan Chase & Co.	216,615	4,113,519
Lehman Brothers Holdings, Inc.	157,558	7,728,220
Morgan Stanley Dean Witter & Co.	51,783	1,754,408
63,576,737
Insurance - 4.2%
Allstate Corp.	266,721	9,481,931
American International Group, Inc.	128,034	7,003,460
Hartford Financial Services Group, Inc.	85,595	3,509,395
Loew’s Corp.	144,398	6,193,230
MetLife, Inc.	317,110	7,217,424
MGIC Investment Corp.	66,912	2,732,017
36,137,457
Real Estate - 0.5%
Pulte Homes, Inc.	98,277	4,189,549
HEALTH CARE - 15.9%
Biotechnology - 1.1%
Amgen, Inc. *	85,181	3,552,047
Biogen, Inc. *	47,337	1,385,554
Genentech, Inc. *	120,744	3,939,877
8,877,478
Health Care Equipment & Supplies - 1.2%
Becton Dickinson & Co.	97,382	2,765,649
C.R. Bard, Inc.	71,775	3,921,068
Guidant Corp. *	112,338	3,629,641
10,316,358
Health Care Providers & Services - 3.5%
AmerisourceBergen Corp.	44,078	3,148,051
HCA-The Healthcare Corp.	148,498	7,069,990
McKesson Corp.	180,643	5,117,616
Tenet Healthcare Corp. *	146,569	7,255,165
Wellpoint Health Networks, Inc., Class A *	101,240	7,420,892
30,011,714
Pharmaceuticals - 10.1%
Abbott Laboratories, Inc.	192,855	7,791,342
Barr Laboratories, Inc. *(p)	65,201	4,061,370
Bristol-Myers Squibb Co.	148,086	3,524,447
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

Johnson & Johnson Co.	461,393	$ 24,952,134
Merck & Co., Inc.	356,814	16,309,968
Mylan Laboratories, Inc.	60,911	1,994,226
Pfizer, Inc.	696,320	20,207,206
Schering-Plough Corp.	226,631	4,831,773
Wyeth	85,815	2,728,917
86,401,383
INDUSTRIALS - 9.8%
Aerospace & Defense - 2.3%
Boeing Co.	283,568	9,678,176
United Technologies Corp.	179,719	10,152,326
19,830,502
Air Freight & Couriers - 0.4%
FedEx Corp.	73,853	3,697,820
Building Products - 1.3%
American Standard Companies, Inc. *	63,570	4,044,323
Crane Co.	186,896	3,693,065
Masco Corp.	172,679	3,375,875
11,113,263
Commercial Services & Supplies - 1.5%
Equifax, Inc.	164,151	3,568,642
First Data Corp.	191,763	5,359,776
H&R Block, Inc.	87,582	3,679,320
12,607,738
Industrial Conglomerates - 3.9%
General Electric Co.	948,703	23,385,529
Textron, Inc.	181,757	6,197,914
Tyco International, Ltd.	221,954	3,129,551
32,712,994
Road & Rail - 0.4%
Burlington Northern Santa Fe Corp.	148,767	3,558,507
INFORMATION TECHNOLOGY - 13.0%
Communications Equipment - 1.5%
Cisco Systems, Inc. *	950,401	9,960,202
Motorola, Inc.	70,699	719,716
PanAmSat Corp. *(p)	144,950	2,514,883
13,194,801
Computers & Peripherals - 3.2%
Dell Computer Corp. *	282,046	6,630,901
Hewlett-Packard Co.	482,771	5,633,938
International Business Machines Corp.	192,230	11,224,310
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

Lexmark International Group, Inc., Class A *	56,086	$ 2,636,042
QLogic Corp. *(p)	40,505	1,054,750
27,179,941
Electronic Equipment & Instruments - 0.7%
Diebold, Inc. (p)	108,443	3,569,943
Jabil Circuit, Inc. *	117,686	1,739,399
Solectron Corp. *	352,487	743,748
6,053,090
IT Consulting & Services - 0.9%
Affiliated Computer Services, Inc., Class A *	99,301	4,225,258
Computer Sciences Corp. *	43,622	1,212,255
Unisys Corp. *	300,395	2,102,765
7,540,278
Semiconductor Equipment & Products - 2.4%
Altera Corp. *	25,506	221,137
Analog Devices, Inc. *	41,102	809,710
Applied Materials, Inc. *	151,004	1,744,096
Intel Corp.	762,906	10,596,764
LSI Logic Corp. *	129,240	820,674
Maxim Integrated Products, Inc. *	19,323	478,438
Micron Technology, Inc. *	69,368	858,082
National Semiconductor Corp. *	108,480	1,295,251
NVIDIA Corp. *(p)	55,925	478,718
Texas Instruments, Inc.	174,781	2,581,515
Xilinx, Inc. *	32,519	515,036
20,399,421
Software - 4.3%
Autodesk, Inc.	156,630	1,984,502
Compuware Corp. *	272,672	831,650
Electronic Arts, Inc. *	45,444	2,997,486
Microsoft Corp. *	583,126	25,505,931
Oracle Corp. *	566,820	4,455,205
Parametric Technology Corp. *	288,273	518,892
36,293,666
MATERIALS - 2.6%
Chemicals - 1.7%
Eastman Chemical Co.	122,118	4,661,244
Engelhard Corp.	116,312	2,771,715
PPG Industries, Inc.	101,669	4,544,604
Praxair, Inc.	47,891	2,447,709
14,425,272
Metals & Mining - 0.9%
Freeport-McMoRan Copper & Gold, Inc., Class B *(p)	309,086	4,160,298
United States Steel Corp.	308,912	3,586,468
7,746,766
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

TELECOMMUNICATION SERVICES - 3.6%
Diversified Telecommunication Services - 3.4%
AT&T Corp.	479,211	$ 5,755,324
BellSouth Corp.	168,724	3,097,773
Centurytel, Inc.	129,029	2,894,120
SBC Communications, Inc.	275,811	5,543,801
Sprint Corp.	575,349	5,247,183
Verizon Communications, Inc.	255,440	7,009,274
29,547,475
Wireless Telecommunications Services - 0.2%
AT&T Wireless Services, Inc. *	401,993	1,656,211
UTILITIES - 2.6%
Electric Utilities - 2.0%
Cinergy Corp.	183,495	5,767,248
Entergy Corp.	143,752	5,980,083
TXU Corp.	77,147	3,217,802
Xcel Energy, Inc.	221,594	2,063,040
17,028,173
Gas Utilities - 0.6%
Sempra Energy	253,625	4,983,731
Total Common Stocks		839,134,465

	Principal Amount

U.S. TREASURY OBLIGATIONS - 0.3%
U.S. Treasury Bills:
1.62%, 02/27/2003(f)	$ 750,000	744,971
1.74%, 12/19/2002 (f)	1,500,000	1,494,273
1.875%, 10/17/2002 (f)	450,000	449,625
Total U.S. Treasury Obligations		2,688,869

	Shares

SHORT-TERM INVESTMENTS - 3.4%
MUTUAL FUND SHARES - 3.4%
Evergreen Institutional Money Market Fund (o)	8,358,737	8,358,737
Navigator Prime Portfolio (pp)	20,636,222	20,636,222
Total Short-Term Investments		28,994,959
Total Investments - (cost $928,870,997) - 102.1%		870,818,293
Other Assets and Liabilities - (2.1%)		(17,767,723)
Net Assets - 100.0%		$ 853,050,570
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

At September 30, 2002 the Fund had open futures contracts outstanding as follows:

Expiration	Contracts	Initial Contract Amount	Value at September 30, 2002	Unrealized Loss

December 2002	66 S&P 500 Index	$ 14,186,899	$ 13,447,500	$ (739,399)

(f)	All or a portion of the principal amount of this security was pledged to cover initial margin requirements for open futures contracts.
*	Non-income producing security
(p)	All or a portion of this security is on loan.
(pp)	Represents investment of cash collateral received for securities on loan
(o)	The advisor of the fund and the advisor of the money market fund are each a division of Wachovia Corporation.
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

September 30, 2002

Assets
Identified cost of securities	$ 928,870,997
Net unrealized losses on securities	(58,052,704)

Market value of securities	870,818,293
Cash	9,715
Receivable for Fund shares sold	2,786,197
Dividends and interest receivable	1,217,041
Prepaid expenses and other assets	65,131

Total assets	874,896,377

Liabilities
Payable for Fund shares redeemed	948,580
Payable for securities on loan	20,636,222
Payable for daily variation margin on open futures contracts	169,950
Advisory fee payable	12,950
Distribution Plan expenses payable	577
Due to other related parties	2,367
Accrued expenses and other liabilities	75,161

Total liabilities	21,845,807

Net assets	$ 853,050,570

Net assets represented by
Paid-in capital	$ 1,072,494,025
Overdistributed net investment income	(21,426)
Accumulated net realized losses on securities and futures contracts	(160,629,926)
Net unrealized losses on securities and futures contracts	(58,792,103)

Total net assets	$ 853,050,570

Net assets consists of
Class A	35,214,294
Class B	11,221,176
Class C	503,646
Class I	805,340,662
Class IS	770,792

Total net assets	$ 853,050,570

Shares outstanding
Class A	3,630,030
Class B	1,199,238
Class C	52,875
Class I	82,658,663
Class IS	79,482

Net asset value per share
Class A	$ 9.70
Class A -- Offering price (based on sales charge of 5.75%)	$ 10.29
Class B	$ 9.36
Class C	$ 9.53
Class I	$ 9.74
Class IS	$ 9.70

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Year Ended September 30, 2002

Investment income
Dividends (net of foreign withholding taxes of $3,105)	$ 13,820,718
Interest	191,678

Total investment income	14,012,396

Expenses
Advisory fee	5,883,102
Distribution Plan expenses
Class A	58,227
Class B	53,577
Class C	3,449
Class IS	2,446
Administrative services fees	891,379
Transfer agent fee	443,158
Trustees’ fees and expenses	18,535
Printing and postage expenses	125,181
Custodian fee	223,791
Registration and filing fees	8,542
Professional fees	24,256
Interest expense	7,674
Other	2,023

Total expenses	7,745,340
Less: Expense reductions	(8,524)
Fee waivers	(1,018,586)

Net expenses	6,718,230

Net investment income	7,294,166

Net realized and unrealized losses on securities and futures contracts
Net realized losses on:
Securities	(79,373,945)
Futures contracts	(4,930,113)

Net realized losses on securities and futures contracts	(84,304,058)
Net change in unrealized gains or losses on securities and futures contracts	(130,434,528)

Net realized and unrealized losses on securities and futures contracts	(214,738,586)

Net decrease in net assets resulting from operations	$ (207,444,420)

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended September 30,
	2002		2001

Operations
Net investment income		$ 7,294,166		$ 5,610,029
Net realized losses on securities and futures contracts		(84,304,058)		(58,599,771)
Net change in unrealized gains or losses on securities and futures contracts		(130,434,528)		(286,289,208)

Net decrease in net assets resulting from operations		(207,444,420)		(339,278,950)

Distributions to shareholders from
Net investment income
Class A		(159,690)		(52,389)
Class I*		(7,110,263)		(5,542,167)
Class IS		(5,172)		(2,801)
Net realized gains
Class A		0		(845,544)
Class B		0		(101,754)
Class C		0		(15,265)
Class I*		0		(38,864,576)
Class IS		0		(52,996)

Total distributions to shareholders		(7,275,125)		(45,477,492)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class A	809,622	9,349,450	399,135	4,935,987
Class B	62,980	793,001	41,312	573,211
Class C	49,511	621,913	1,276	17,629
Class I*	7,017,359	85,207,603	11,138,381	164,537,612

		95,971,967		170,064,439

Net asset value of shares issued in reinvestment of distributions
Class A	13,375	151,484	55,349	876,120
Class B	0	0	5,844	91,014
Class C	0	0	883	13,997
Class I*	274,770	3,287,906	1,682,600	26,570,692
Class IS	429	7,192	440	6,981

		3,446,582		27,558,804

Automatic conversion of Class B shares to Class A shares
Class A	12,974	155,916	124	1,975
Class B	(13,457)	(155,916)	(128)	(1,975)

		0		0

Payment for shares redeemed
Class A	(1,449,706)	(16,485,285)	(489,225)	(7,205,090)
Class B	(159,640)	(1,691,142)	(33,556)	(472,824)
Class C	(3,929)	(48,572)	(18,219)	(271,088)
Class I*	(21,492,434)	(262,408,243)	(22,276,228)	(331,143,917)
Class IS	0	0	(2,520)	(38,874)

		(280,633,242)		(339,131,793)

Net asset value of shares issued in acquisition
Class A	2,983,488	35,620,881	0	0
Class B	1,138,737	13,105,798	0	0
Class I*	28,161,164	337,847,363	18,376,459	298,611,902

		386,574,042		298,611,902

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended September 30,
	2002	2001

Net increase in net assets resulting from capital share transactions	$ 205,359,349	$ 157,103,352

Total decrease in net assets	(9,360,196)	(227,653,090)
Net assets
Beginning of period	862,410,766	1,090,063,856

End of period	$ 853,050,570	$ 862,410,766

Overdistributed net investment income	$ (21,426)	$ (5,411)

* Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).
See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Evergreen Stock Selector Fund (the “Fund”) is a diversified series of Evergreen Equity Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Class A, Class B, Class C, Institutional (“Class I”) and Institutional Service (“Class IS”) shares. Class A shares are sold with a front-end sales charge. Class B and Class C shares are sold without a front-end sales charge, but pay a higher ongoing distribution fee than Class A and are sold subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class I and Class IS shares are sold without a front-end sales charge or contingent deferred sales charge; however, Class IS shares pay an ongoing distribution fee.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Futures contracts

In order to gain exposure to or protect against changes in security values, the Fund may buy and sell futures contracts. The primary risks associated with the use of futures contracts are the imper-

NOTES TO FINANCIAL STATEMENTS continued

fect correlation between changes in market values of securities held by the Fund and the prices of futures contracts, and the possibility of an illiquid market.

Futures contracts are valued based upon their quoted daily settlement prices. The aggregate principal amounts of the contracts are not recorded in the financial statements. Fluctuations in the value of the contracts are recorded in the Statement of Assets and Liabilities as an asset or liability and in the Statement of Operations as unrealized gains or losses until the contracts are closed, at which point they are recorded as net realized gains or losses on futures contracts.

c. Securities lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

d. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

e. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

f. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date.

Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

Reclassifications have been made to the Fund’s components of net assets to reflect income and gains available for distribution (or available capital loss carryovers, as applicable) under income tax regulations. The primary permanent differences causing such reclassifications are due to futures contracts assumed as a result of acquisitions.

g. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the

NOTES TO FINANCIAL STATEMENTS continued

class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid an annual fee of 0.66% of the Fund’s average daily net assets.

During the year ended September 30, 2002, the investment advisor waived its fees in the amount of $1,018,586, which represents 0.11% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund.

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the year ended September 30, 2002, the Fund paid brokerage commissions of $74,659 to Wachovia Securities, Inc.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. (“EDI”), a wholly owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plans, distribution fees are paid at an annual rate of 0.25% of the average net assets for Class A and Class IS shares and 1.00% of the average daily net assets for Class B and Class C shares.

5. ACQUISITION

During the year ended September 30, 2002, the Fund had acquired various open-end management investment companies registered under the 1940 Act.

On June 14, 2002, the Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Quantitative Equity Fund in exchange for Class A, Class B and Class I shares of the Fund.

On October 13, 2000, the Fund acquired substantially all the assets and assumed certain liabilities of CoreStates Equity Fund in exchange for Class I shares of the Fund.

NOTES TO FINANCIAL STATEMENTS continued

These acquisitions were accomplished by a tax-free exchange of the respective shares of the Fund. The value of net assets acquired, number of shares issued, unrealized appreciation acquired and the aggregate net assets of the Fund immediately after each acquisition were as follows:

Acquired Fund	Value of Net Assets Acquired	Number of Shares Issued		Unrealized Appreciation	Net Assets After Acquisition

Wachovia Quantitative Equity Fund	$386,574,042	2,983,488	Class A	$100,582,240	$1,114,514,532
		1,138,737	Class B
		28,161,164	Class I

CoreStates Equity Fund	298,611,902	18,376,459	Class I	54,681,214	1,316,015,011

6. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $592,208,032 and $769,602,532, respectively, for the year ended September 30, 2002.

The Fund loaned securities during the year ended September 30, 2002 to certain brokers. At September 30, 2002, the value of securities on loan and the value of collateral (including accrued interest) amounted to $19,627,550 and $20,636,222, respectively. During the year ended September 30, 2002, the Fund earned $95,144 in income from securities lending.

On September 30, 2002, the aggregate cost of securities for federal income tax purposes was $935,425,074. The gross unrealized appreciation and depreciation on securities based on tax cost was $121,025,477 and $185,632,258, respectively, with a net unrealized depreciation of $64,606,781.

As of September 30, 2002, the Fund had $95,951,822 in capital loss carryovers for federal income tax purposes expiring in 2010.

For income tax purposes, capital losses incurred after October 31 within the Fund’s fiscal year are deemed to arise on the first business day of the following fiscal year. The Fund has incurred and will elect to defer post October losses of $58,863,426.

7. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

During the year ended September 30, 2002, the Fund did not participate in the interfund lending program.

NOTES TO FINANCIAL STATEMENTS continued

8. DISTRIBUTIONS TO SHAREHOLDERS

As of September 30, 2002, the components of distributable earnings on a tax basis were as follows:

Overdistributed Ordinary Income	Unrealized Depreciation	Capital Loss Carryforward and Post-OctoberLoss

$21,426	$64,606,781	$154,815,248

The differences between the components of distributable earnings on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales.

The tax character of distributions paid for the year ended September 30, 2002 was $7,275,125 of ordinary income.

9. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $8,524, which represents 0.00% of its average net assets.

10. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

11. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the year ended September 30, 2002, the Fund had average borrowings outstanding of $313,629 at a rate of 2.41% and paid interest of $7,674, which represents 0.00% of its average net assets.

NOTES TO FINANCIAL STATEMENTS continued

12. CHANGE IN ACCOUNTING PRINCIPLE

As required, effective October 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies, which amends certain accounting practices and disclosures, including amortization of premiums and accretion of discounts. Accordingly, the Fund began amortizing premium and accreting of discount on all fixed-income securities. Prior to October 1, 2001, the Fund did not hold any fixed-income securities. As a result, adoption of this accounting principle has no impact to the Fund’s financial statements.

INDEPENDENT AUDITORS’ REPORT

Board of Trustees and Shareholders
Evergreen Equity Trust

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Evergreen Stock Selector Fund, a portfolio of Evergreen Equity Trust, as of September 30, 2002, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 2002 by correspondence with the custodian. As to securities purchased or sold but not yet received or delivered, we performed other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Evergreen Stock Selector Fund as of September 30, 2002, and the results of its operations, changes in its net assets, and financial highlights for each of the years or periods described above in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
November 1, 2002

ADDITIONAL INFORMATION (unaudited)

FEDERAL TAX DISTRIBUTIONS

For corporate shareholders, 100% of ordinary income dividends paid during the fiscal year ended September 30, 2002 qualified for the dividends received deduction.

This page left intentionally blank

This page left intentionally blank

OFFICERS
William M. Ennis† President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel†† Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce†† Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt††† Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft††† Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

† The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

†† The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

††† The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

BOARD OF TRUSTEES*
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988	Principal occupations: Sales Manager, SMI-STEEL - South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust. Other directorships: None

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

BOARD OF TRUSTEES* continued

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust. Other directorships: None

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Richard K. Wagoner, CFA** Trustee DOB: 12/12/1937 Term of office since: 1999	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

* Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

** Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

Additional information about the fund’s Board of Trustees can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $213 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of September 30, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

563832 11/2002

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034